UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 22, 2009 (January 21, 2009)

Brown Shoe Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York (State or other jurisdiction of incorporation)	1-2191 (Commission File Number)	43-0197190 (IRS Employer Identification Number)
8300 Maryland Avenue St. Louis, Missouri 63105 (Address of principal executive offices)
Registrant’s telephone number, including area code: (314) 854-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 21, 2009, Brown Shoe Company, Inc. (“Brown Shoe” or the “Company”) and certain of its subsidiaries (Sidney Rich Associates, Inc., Brown Group Retail, Inc., Brown Shoe International Corp., Buster Brown & Co., Bennett Footwear Group LLC and Shoes.com, Inc., collectively, the “Co-Borrowers” and collectively with Brown Shoe and Brown Shoe Company of Canada Ltd, the “Loan Parties”) entered into a Second Amended and Restated Credit Agreement dated as of January 21, 2009 (the “Credit Agreement”) with a group of lenders named in the Credit Agreement (collectively, the “Lenders”).  The Credit Agreement amended and restated the Amended and Restated Credit Agreement, dated as of July 21, 2004 (as amended, the “Former Credit Agreement”), which was scheduled to expire on July 21, 2009.  The Credit Agreement matures on January 21, 2014.

 The Credit Agreement provides for senior secured revolving credit facilities in an aggregate amount of up to $380.0 million, subject to the calculated borrowing base restrictions, which may be increased by up to $150.0 million, subject to the approval of the lenders.  Up to $100.0 million of the facilities may be used for the issuance of letters of credit and banker’s acceptances, of which up to $50.0 million may be used for standby letters of credit, and up to $35.0 million of the facilities may be used for the making of swingline loans.  Borrowing availability under the Credit Agreement is limited to the lesser of the total commitments and the borrowing base, which is based on stated percentages of the sum of eligible accounts receivable and inventory, less applicable reserves.  As of January 21, 2009, we had approximately $102.0 million of credit extensions outstanding (including outstanding letters of credit), and approximately $266.0 million available for borrowing, under the Credit Agreement.

Interest on borrowings is at variable rates based on the LIBOR rate or the prime rate, as defined in the Credit Agreement.  The interest rate and fees for letters of credit varies based upon the level of “excess availability” under the Credit Agreement (i.e. the excess, if any, of (a) the lesser of the then total commitments or the borrowing base, over (b) the outstanding credit extensions).  There is an unused line fee payable on the excess availability under the facility and a letter  of credit fee payable on the outstanding exposure under letters  of credit.

The Loan Parties obligations under the Credit Agreement are guaranteed by each of the Loan Parties and are secured by a first priority security interest in all of their respective accounts receivable, inventory and certain other collateral, including all proceeds of such collateral.

The Credit Agreement limits the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets.  In addition, certain additional covenants would be triggered if excess availability were to fall below specified levels, including fixed charge coverage ratio requirements.  Furthermore, if excess availability falls below the greater of (i) 17.5% of the lesser of (x) the borrowing base or (y) the total commitments and (ii) $25.0 million for three consecutive business days or an event of default occurs, the lenders may assume dominion and control over Brown Shoe’s cash (a “cash dominion event”) until such event of default is cured or waived or the excess availability exceeds such amount for 30 consecutive days, provided that a cash dominion event shall be deemed continuing (even if an event of default is no longer continuing and/or excess availability exceeds the required amount for thirty (30) consecutive business days) after a cash dominion event has occurred and been discontinued on two (2) occasions in any twelve (12) month period.

In the event that the Company has not repaid, repurchased or defeased its outstanding 8-3/4% Senior Notes due 2012 at least 120 days prior to their maturity, the Lenders will take a reserve for the then outstanding principal amount  of such Senior Notes.

The Credit Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency, judgment defaults and the failure of any guaranty or security document supporting the agreement to be in full force and effect.  In addition, if the excess availability falls below the greater of (i) 17.5% of the lesser of (x) the borrowing base or (y) the total commitments and (ii) $25.0 million and the fixed charge coverage ratio is less than 1.0 to 1.0, the Company would be in default under the Credit Agreement.

Some of the Lenders under the Credit Agreement and/or their affiliates have or may have had various relationships with Brown Shoe and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, for which the Lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing description is only a summary and  is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in response to Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On January 21, 2009, the Company also announced expense reduction initiatives to proactively position itself for continued challenges in the retail environment.  Details of this plan include a voluntary and involuntary workforce reduction program, changes in its incentive compensation structure, a discontinuation of merit increases for the Company’s executives, and the closing of certain functions at its Fredericktown, MO distribution center.  These and other cost reduction initiatives are expected to result in annual savings of approximately $22 million beginning in fiscal 2009.

The Company has offered a voluntary separation package to its domestic employees, excluding store and hourly distribution center associates, in order to reduce payroll expenses.  This program will provide payments and benefits above the Company’s base severance package to those employees who choose this option.  Following the outcome of the voluntary program, the Company noted that it will also initiate involuntary reductions in workforce within the next two weeks.  Additionally, it had informed employees at its Fredericktown, MO distribution center last week that it would discontinue wholesale shipment processing from that location and permanently lay-off 59 associates.  This move was made in conjunction with the Company’s overall logistics strategy that involves realigning its distribution network to increase the speed to deliver shoes to its consumers through increased utilization of its west coast distribution centers and, hence, reduce the need for processing capacity in Fredericktown.

Due to the nature of the separations, the Company will be unable to quantify the costs of workforce reduction until it determines the number of employees that accept the voluntary program.  As such, the Company is unable at this time to make a good faith determination of the cost, or estimated range of costs, associated with the initiatives as set forth in paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K.  In accordance with paragraph (d) of Item 2.05, the Company will timely file an amendment to this report at such time as it has developed reasonable estimates of the cost of the initiatives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains certain forward-looking statements and expectations regarding the Company’s future performance. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, among other things, the preliminary nature of estimates of the benefits of the Company’s workforce reduction program. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Item 7.01.  Regulation FD Disclosure.

On January 21, 2009, the Company issued a press release (the “Press Release”) announcing the amendment and extension of its credit facility and certain expense reduction initiatives.  A copy of the Press Release is being filed as Exhibit 99.1 hereto, and the statements contained therein are incorporated by reference herein.

The information in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)              Exhibits.

 See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROWN SHOE COMPANY, INC.

Date: January 22, 2009	By: /s/ Michael I. Oberlander

Michael I. Oberlander

Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement, dated as of January 21, 2009, among Brown Shoe Company, Inc., as lead borrower for itself and on behalf of certain of its subsidiaries, and Bank of America, N.A., as lead issuing bank, administrative agent and collateral agent, Wells Fargo Retail Finance, LLC, as syndication agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A.,  as co-documentation agents, and the other financial institutions party thereto, as lenders.

99.1	Press Release issued January 21, 2009.